Exhibit 23.2
1295 Northern Boulevard
Manhasset, New York 11030
(516) 365-6272 • Fax (516) 365-6287
June 29, 2009
American Airlines, Inc.
4333 Amon Carter Boulevard
Fort Worth, TX 76155-2605

Re:	American Airlines, Inc. (the “Company”) Fifty-nine Boeing 737-823W and Four Boeing 777-223ER Aircraft Appraisals
Ladies & Gentlemen:
We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above, (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary – Summary of Terms of Class A Certificates,” (b) “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary – Loan to Aircraft Value Ratios,” (d) “Risk Factors – Risk Factors Relating to the Class A Certificates and the Offering,” (e) “Description of the Aircraft and the Appraisals – The Appraisals” and (f) “Description of the Equipment Notes – Loan to Value Ratios of Series A Equipment Notes” and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals – The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement, expected to be dated on or about June 29, 2009, and the Company’s final Prospectus Supplement, in each case to the Prospectus, dated August 11, 2006, included in Registration Statement No. 333-136563 and 333-136563-01 and relating to the offering of American Airlines, Inc. Pass Through Certificates, Series 2009-1A.

Sincerely,

BK ASSOCIATES, INC.

John F. Keitz
President
ISTAT Senior Certified Appraiser
JFK/kf	And Appraiser Fellow